EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-231385 and No. 333-286908) pertaining to the Molina Healthcare, Inc. 2025 Equity Incentive Plan, 2019 Equity Incentive Plan and 2019 Employee Stock Purchase Plan of our reports dated February 10, 2026, with respect to the consolidated financial statements of Molina Healthcare, Inc., and the effectiveness of internal control over financial reporting of Molina Healthcare, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ ERNST & YOUNG LLP
Los Angeles, California
February 10, 2026